Exhibit 99.1

Initial Purchaser Exercises Option to Purchase an Additional $10 Million

of the $50 Million of 6.25% Convertible Notes

Cupertino, CA-

July 11, 2003

DURECT Corporation (Nasdaq: DRRX) announced today that the initial purchaser of $50 million of its 6.25% Convertible Notes due 2008 has elected to exercise its option to purchase an additional $10 million principal amount of such Notes. As a result, the final aggregate principal amount of the offering of the Notes will be $60 million. These Notes will be convertible into DURECT Corporation common stock at a conversion price of $3.15 per share (reflecting a premium of 25%, relative to the NASDAQ closing price for DURECT common stock of $2.52 on June 12, 2003), and will bear interest at a rate of 6.25% per annum. The placement of the notes is expected to close on July 14, 2003.

As previously announced, DURECT expects to use the net proceeds of the offering to fund the research, development, manufacture and commercialization of existing and future products and for general corporate purposes. The offering is being made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.

The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

The statements in this press release regarding DURECT’s financing activities are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s ability to raise additional capital. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 14, 2003, DURECT’s Quarterly Report on Form 10Q and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CONTACT:

Schond L. Greenway, Senior Director, Investor Relations and Strategic Planning of DURECT Corporation

Phone: +1-408-777-1417 or schond.greenway@durect.com